Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact: Cathy Maloney, VP Investor Relations

508-651-6650

cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS THIRD QUARTER RESULTS

Announces Preliminary Earnings Guidance for 2008 and

Announces Additional $250 Million Share Repurchase Authorization

November 20, 2007, Natick, MA—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $22.7 million, or $.35 per diluted share, for the third quarter of 2007, compared to net income of $18.3 million, or $.28 per diluted share, for the third quarter of 2006. Results for the third quarter of 2006 included a loss of $1.4 million post-tax, or $.02 per diluted share, related to discontinued operations of the Company’s ProFoods Restaurant Supply clubs.

Net income for the first nine months of 2007 was $72.6 million, or $1.11 per diluted share. These results included income of $3.6 million post-tax, or $.05 per diluted share, from favorable state income tax audit settlements in the second quarter; income of $2.4 million post-tax, or $.04 per diluted share, from the favorable disposition of a ProFoods club lease during the second quarter; and income of $0.6 million post-tax, or $.01 per diluted share, from the sale of pharmacy assets in the first quarter. For the first nine months of 2006, net income was $60.2 million, or $.90 per diluted share. These results included income of $2.1 million post-tax, or $.03 per diluted share, for House2Home bankruptcy recoveries, and a loss of $4.1 million post-tax, or $.06 per diluted share, related to the discontinued operations of ProFoods.

The Company also announced preliminary earnings guidance for the year ending January 31, 2009 of $1.85 to $1.95 per diluted share. This assumes a 4% to 6% increase in comparable sales and no impact from gasoline sales on comparable club sales.

Net sales for the third quarter of 2007 were approximately $2.1 billion, an increase of 8.0% over the third quarter of 2006. Net sales for the first nine months of 2007 increased by 7.9% over the first nine months of 2006.

Comparable club sales for both periods were as follows:

	Three Months Ended November 3, 2007	Nine Months Ended November 3, 2007
Merchandise comparable club sales	4.0%	2.8%
Impact of gasoline sales	-0.2%	0.7%
Impact of pharmacy closures	-0.4%	-0.4%

Comparable club sales	3.4%	3.1%

-More-

BJ’s Wholesale Club

November 20, 2007

During the third quarter, the Company purchased 1.5 million shares of BJ’s common stock at an average cost of $33.76 per share, or approximately $50.7 million in the aggregate. Year-to-date, the Company has purchased approximately 3.2 million shares of BJ’s common stock at an average cost of $34.44 per share, or approximately $110.3 million. At the end of the third quarter, the Company had approximately $43 million remaining under the then current authorization.

The Company also announced today that its board of directors has authorized an additional $250 million for share repurchases.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 175 clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the third quarter financial results and management’s outlook for the rest of the year today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 90 days following the call.

Fourth Quarter and Fiscal Year-End Results

On Wednesday, March 5, 2008, BJ’s management plans to report the Company’s results for the fourth quarter and fiscal year ending on February 2, 2008.

Forward-Looking Statements Statements contained in this press release that are not purely historical, including earnings guidance and comparable club sales guidance, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 3, 2007 and subsequent quarterly reports on SEC Form 10-Q for the fiscal year ending February 2, 2008. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Net sales	$2,124,469	$1,967,540	$6,383,820	$5,918,660
Membership fees and other	47,926	44,608	141,570	130,424

Total revenues	2,172,395	2,012,148	6,525,390	6,049,084

Cost of sales, including buying and occupancy costs	1,963,141	1,811,531	5,904,443	5,453,788
Selling, general and administrative expenses	171,020	166,547	507,183	490,855
Preopening expenses	866	3,141	3,404	5,722

Operating income	37,368	30,929	110,360	98,719
Interest income, net	963	499	2,310	2,529
Gain on contingent lease obligations	—	—	—	3,119

Income from continuing operations before income taxes	38,331	31,428	112,670	104,367
Provision for income taxes	15,525	11,589	41,997	39,869

Income from continuing operations	22,806	19,839	70,673	64,498
Income (loss) from discontinued operations, net of income taxes	(109)	(1,496)	1,945	(4,338)

Net income	$22,697	$18,343	$72,618	$60,160

Basic earnings per common share:
Income from continuing operations	$0.36	$0.30	$1.10	$0.98
Income (loss) from discontinued operations	—	(0.02)	0.03	(0.07)

Net income	$0.36	$0.28	$1.13	$0.91

Diluted earnings per common share:
Income from continuing operations	$0.35	$0.30	$1.08	$0.97
Income (loss) from discontinued operations	—	(0.02)	0.03	(0.07)

Net income	$0.35	$0.28	$1.11	$0.90

Number of common shares for earnings per share computations:
Basic	63,681,429	64,464,862	64,294,506	65,957,423
Diluted	64,513,667	65,260,359	65,148,464	66,759,278

BJ’s clubs in operation - end of period	175	168

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	November 3, 2007	October 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$116,733	$40,110
Accounts receivable	95,975	92,605
Merchandise inventories	939,572	931,863
Current deferred income taxes	33,851	25,676
Prepaid expenses	27,177	13,943

Total current assets	1,213,308	1,104,197
Property, net of depreciation	868,955	889,960
Deferred income taxes	1,228	—
Other assets	22,649	22,951

TOTAL ASSETS	$2,106,140	$2,017,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$520	$485
Short-term debt	—	35,000
Accounts payable	646,298	600,170
Closed store lease obligations	1,906	1,995
Accrued expenses and other current liabilities	298,533	270,631

Total current liabilities	947,257	908,281
Long-term debt, less portion due within one year	1,850	2,370
Noncurrent closed store lease obligations	10,484	7,822
Other noncurrent liabilities	108,988	79,974
Deferred income taxes	—	18,540
Stockholders’ equity	1,037,561	1,000,121

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,106,140	$2,017,108

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	November 3, 2007	October 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72,618	$60,160
Provision (gain) for store closing costs and impairments	(3,631)	1,764
Depreciation and amortization	79,788	78,913
Share-based compensation expense	14,562	14,361
Deferred income taxes	(3,079)	(6,963)
Decrease (increase) in merchandise inventories, net of accounts payable	4,263	(77,047)
Decrease in closed store lease obligations	(2,482)	(900)
Other	27,441	5,777

Net cash provided by operating activities	189,480	76,065

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(63,210)	(141,448)
Property disposals	54	59
Purchase of marketable securities	(1,449)	(427)
Sale of marketable securities	1,535	64

Net cash used in investing activities	(63,070)	(141,752)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	2,797	1,396
Purchase of treasury stock	(110,258)	(102,527)
Proceeds from issuance of common stock	42,273	10,106
Borrowing of short-term debt	—	35,000
Repayment of long-term debt	(366)	(342)

Net cash used in financing activities	(65,554)	(56,367)

Net increase (decrease) in cash and cash equivalents	$60,856	$(122,054)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter ended May 5, 2007, the Company implemented FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48)." The implementation of FIN 48 required the Company to make a charge to stockholders' equity of $6.2 million as of the beginning of this year's first quarter.

2.	In this year's first nine months, the Company recorded post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable income tax audit settlements. These settlements occurred in the second quarter.

3.	In this year's first nine months, the Company recorded post-tax income of $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two ProFoods clubs, which the Company closed in January 2007. This settlement occurred in the second quarter.

4.	During last year's fourth quarter, the Company closed its two ProFoods Restaurant Supply locations. The statements of income for the thirteen and thirty-nine weeks ended October 28, 2006 have been reclassified to include ProFoods' operating results within discontinued operations.

5.	During last year's first nine months, the Company received first quarter pretax recoveries of House2Home bankruptcy claims of $3.1 million, which were included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.1 million, or $.03 per diluted share.

6.	Certain amounts in the prior year's financial statements have been reclassified for comparative purposes.